Alpine 4 Holdings, Inc. (ALPP) Introduces its 4 New Independent Board Members for the NASDAQ Press Release | 03/03/2021

PHOENIX AZ / ACCESSWIRE / March 3, 2021 / Alpine 4 Holdings, Inc., (OTCQB:ALPP) a leading operator and owner of small market businesses, introduces the appointment of four new independent board members; Gerry Garcia, Edmond Lew, Christophe Jeunot and Jonathan Withem to meet NASDAQ’s independent Board majority requirements.

Kent Wilson, Alpine 4’s CEO, had this to say: “These new directors represent diverse talent, strength of character, and inclusiveness of ethnicity and gender. I am pleased to announce that Mrs. Gerry Garcia will be Alpine 4’s first female board member, Mr. Lew, our first Chinese American, Mr. Christophe Jeunot, our first international member and Mr. Jonathan Withem, our first adjunct professor. As a technology driven company, in such a transformative time, we feel it is important to have a board with youth on their side and their finger on the pulse. This is how we identify the signal in the noise…the innovation that creates new opportunities.”

Mrs. Gerry Garcia: Gerry is an Independent Consultant with 18+ years of combined business and educational experience, with 4+ years as the Director of Operations at an Arizona based charter school. Gerry has spent the last 16 years as a member on multiple Boards of Directors for various non-profit 501(c)(3) organizations. Her knowledge of financial/strategic planning and reporting, budget analysis and fiduciary prudence from prior Boards, are paramount to upholding the financial accountability, stability and strength of an organization. Gerry’s extensive efforts in Special Education, have been driven by her passion to lift up and add value to all around her.

Mr. Ed Lew: Ed started his career in IT as a Systems Engineer, building out hosted applications and delivering them through terminal computing in the early 2000s. This model would evolve and later be adopted, as what we now all recognize, as cloud computing. After working in the support, implementation and data center sides of the industry, Ed went out on his own as an IT consultant. Ed was self-employed for 14 years, lending his expertise to businesses in the construction, hospitality, utilities, education, arts, logistics, law enforcement and technology fields. Additionally, Ed has given back to the community by volunteering extensively over the past 15 years with various charities and non-profits, focusing on arts and social service organizations. In the interest of becoming a more capable and effective leader, Ed has completed board governance and diversity training courses and has applied those skills in his volunteer work as well as his professional career. Ed is an avid cyclist, a talented private chef and a former competitive eater.

Mr. Christophe Jeunot: Christophe collaborates with Fortune 500 national and international companies as a Story Board Artist aiding in movie, television and branding campaigns. His clients range from Netflix and Peloton to Goldman Sachs, Exxon Mobile, Samsung and 3M amongst others. Christophe’s European perspective and creativity, allows solutions to be derived through an alternative lens, lending to diverse and dynamic thinking within strategic planning sessions. Christophe’s affinity for nature and the environment, makes him a conscientious proponent for green technologies.

Mr. Jonathan Withem: Jonathan contributed to the development of custom interfaces for eCommerce and onsite sales for entertainment company, ETIX. As one of the largest interactive ticketing platforms, ETIX processes over 50 million tickets in 40 countries annually. Jonathan has experience working with a variety of teams to create, test and release new products, in addition to client training. Jonathan’s expertise in project management and budgetary compliance, ensures adherence to strict time frames in the achievement of established goals. Jonathan is an avid music lover, teaching music curriculum privately and for a California Liberal Arts University remotely.

Alpine 4: Four principles at the core of our business are Synergy. Innovation. Drive. Excellence. At Alpine 4, we believe synergistic innovation drives excellence. By anchoring these words to our combined experience and capabilities, we can aggressively pursue opportunities within and across vertical markets. We deliver solutions that not only drive industry standards but also increase value for our shareholders.

Contact: Ian Kantrowitz, VP of Investor Relations

investorrelations@alpine4.com

www.alpine4.com

Forward-Looking Statements: The information disclosed in this press release is made as of the date hereof and reflects Alpine 4 most current assessment of its historical financial performance. Actual financial results filed with the SEC may differ from those contained herein due to timing delays between the date of this release and confirmation of final audit results. These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors the Company identifies from time to time in its filings with the SEC. Although Alpine 4 believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Alpine 4 disclaims any intention or obligation to update the forward-looking statements for subsequent events.

SOURCE: Alpine 4 Holdings, Inc.